EXHIBIT 14

CODE OF BUSINESS CONDUCT AND ETHICS

 FOR DIRECTORS, EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES

Torotel, Inc. (the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) as a set of guidelines for Company directors, executive officers, and significant employees (defined as managers and supervisors), collectively hereinafter referred to as “Key Representatives”, intended to promote ethical behavior and to provide guidance to help Key Representatives recognize and deal with ethical issues.  Each Key Representative must comply with the letter and spirit of this Code.

The business of the Company is managed under the direction of the Key Representatives.  The basic responsibility of the Key Representatives is to exercise their business judgment in carrying out their responsibilities in a manner that they reasonably believe to be in the best interest of the Company and its stockholders.

No code or policy can anticipate every situation that may arise.  Accordingly, this Code is intended to serve as a source of guiding principles.  Key Representatives are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Board, Chairman of the Audit Committee, Chief Executive Officer or Chief Financial Officer who may consult with legal counsel as appropriate.

1.             Conflicts of Interest.  Key Representatives must avoid actual or apparent conflicts of interest with the Company in personal and professional relationships.  Generally speaking, a conflict of interest occurs when a Key Representative’s or a Key Representative’s immediate family’s personal interest interferes, has the potential to interfere, or appears to interfere materially with: (a) the interests or business of the Company; or (b) the ability of the Key Representative to carry out his or her duties and responsibilities.  A Key Representative should disclose to other Key Representatives any transaction or relationship that the Key Representative reasonably expects could give rise to an actual or apparent conflict of interest with the Company.

This Code does not attempt to describe all possible conflicts of interest which could develop.  Some of the more common conflicts from which Key Representatives must refrain, however, include:

•                  Relationship of Company with third parties.  Key Representatives may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•                  Compensation from non-Company sources.  Key Representatives may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•                  Gifts.  Key Representatives and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the Key Representatives’ actions, or where acceptance of the gifts could create the appearance of a conflict of interest.

2.             Corporate Opportunities.  In carrying out their duties and responsibilities, Key Representatives should endeavor to advance the legitimate interest of the Company when the opportunity to do so arises. Key Representatives should avoid: (a) taking for themselves personally opportunities that are discovered in carrying out their duties and responsibilities of the Company; (b) using Company property or information, or their position as Key Representatives, for personal gain; and (c) competing with the Company, in each of the foregoing cases, to the material detriment of the Company.  Whether any of the foregoing actions is to the material detriment of the Company will be determined by the Board of Directors based on all relevant facts and circumstances, including in the case of the foregoing clause (a), whether the Company has previously declined to pursue such proposed opportunity for its own benefit.

3.             Confidentiality.  Key Representatives should observe the confidentiality of information that they acquire in carrying out their duties and responsibilities, except where disclosure is approved by the Company or legally mandated.  Confidential information includes, but is not limited to, all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.  Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company or when the information has been publicly disseminated.

4.             Fair Dealing.  In carrying out their duties and responsibilities (including, among others, the appointment of senior management of the Company and the setting of policies pursuant to which the Company operates), Key Representatives should promote fair dealing by the Company and its employees and agents with customers, supplier, and competitors.

5.             Protection and Proper Use of Company Assets.  In carrying out their duties and responsibilities, Key Representatives should promote the responsible use and control of the Company’s assets and resources by the Company.  Company assets, such as information, materials, supplies, intellectual property, facilities, software and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, should be used only for legitimate business purposes of the Company.

6.             Compliance with Laws, Rules and Regulations.  In carrying out their duties and responsibilities, Key Representatives should comply, and endeavor to cause the Company to comply, with applicable governmental laws, rules and regulations including, but not limited to, those of the Securities and Exchange Commission.  In addition, if any Key Representative becomes aware of any information that he or she believe constitutes evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company, any employee or another Key Representative, then such Key Representative should bring such information to the attention of the Board of Directors.

7.             Accuracy of Company Records.  Key Representatives are charged with the responsibility of making sure that all transactions are fully and completely documented. Key Representatives should note that because the Company’s financial statements are a comprehensive analysis of the Company’s financial position, even those records that are not actual accounting records are reflected in the financial statements.  For this reason, it is important that Key Representatives take the necessary steps to ensure complete accuracy when personnel are recording non-accounting information, such as time sheets, purchase orders or invoices.

The Company is required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission (the “SEC”) and other regulatory agencies and in all other public communications made by the Company.  Our financial statements and the books and records on which they are based and any portion of any reports to or filings or communications with the SEC, other regulatory agencies or the public must accurately reflect in all material respects all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.  Accordingly, the Company expects Key Representatives to ensure that those portions of its books, records and accounts for which they have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.  Similarly, the Company expects Key Representatives to ensure that all reports and documents filed with the SEC and all other public communications for which they are responsible provide full, fair, accurate and understandable disclosure and that the same are filed on a timely basis.

8.             Encouraging the Reporting of Illegal or Unethical Behavior.  Key Representatives should endeavor to proactively promote ethical behavior and to encourage employees to report evidence of illegal or unethical behavior to appropriate Company personnel.

9.             Insider Trading.  Key Representatives should observe Company policies applicable to them with respect to appropriate periods when trading in securities of the Company is permitted, as well as periods when such trading is not permitted.  Insider trading on the basis of non-public material information is both unethical and illegal and will not be tolerated by the Company.

10.           Personal Loans to Key Representatives.  Federal securities laws prohibit the Company from, directly or indirectly (a) extending or arranging for the extension of personal loans to its Key Representatives and executive officers and (b) renewing or materially modifying existing loans to such persons.  Key Representatives shall not seek or facilitate personal loans from the Company in contravention of the foregoing.

Key Representatives are expected to adhere to this Code.  It is the responsibility of each Key Representative to become familiar with and understand this Code, seek further explanation and advice concerning the interpretation and requirements of this Code, as well as any situation which appears to be in conflict with it.  The Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code.

Any waiver of, or amendment to, the requirements of this Code may only be authorized by the Board of Directors, and will be subject to public disclosure to the extent required by law.